Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom llp

One manhattan west new york, ny 10001 Tel: (212) 735-3000 Fax: (212) 735-2000 www.skadden.com May 20, 2026

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Skyworks Solutions, Inc.

5260 California Avenue

Irvine, California 92617

RE:          Skyworks Solutions, Inc.

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special United States counsel to Skyworks Solutions, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (including the prospectus contained therein, the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Securities Act”) of the public offering of (i) up to $850,000,000 aggregate principal amount of the Company’s 4.375% Senior Notes due 2029 (the “New 2029 Skyworks Notes”) and (ii) up to $700,000,000 aggregate principal amount of the Company’s 3.375% Senior Notes due 2031 (the “New 2031 Skyworks Notes” and, together with the New 2029 Skyworks Notes, the “Securities”), to be issued under an indenture (the “Base Indenture”), between the Company and U.S. Bank Trust Company, National Association, as trustee (in such capacity, the “Trustee”), to be supplemented by a supplemental indenture, with respect to each series, between the Company and the Trustee (each, a “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

The Securities are to be issued pursuant to offers to exchange (together with the related consent solicitations, the “Offers”) (i) up to $850,000,000 aggregate principal amount of New 2029 Skyworks Notes for any and all outstanding 4.375% Senior Notes due 2029 (the “2029 Qorvo Notes”) issued by Qorvo, Inc. (“Qorvo”) and (ii) up to $700,000,000 aggregate principal amount of New 2031 Skyworks Notes for any and all outstanding 3.375% Senior Notes due 2031 (together with the 2029 Qorvo Notes, the “Qorvo Notes”) by Qorvo.

Skyworks Solutions, Inc.

May 20, 2026

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion stated herein, we have examined and relied upon the following:

(a)             the Registration Statement;

(b)             an executed copy of the Dealer Manager Agreement, dated May 20, 2026, by and between the Company and Goldman Sachs & Co. LLC (the “Dealer Manager Agreement”);

(c)             the form of the Base Indenture;

(d)             the form of each Supplemental Indenture;

(e)             the form of global certificates evidencing each series of Securities to be registered in the name of Cede & Co. (the “Note Certificates”);

(f)              an executed copy of a certificate of Robert J. Terry, Senior Vice President, General Counsel and Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(g)             a copy of the Company’s Restated Certificate of Incorporation, certified by the Secretary of State of the State of Delaware as of May 19, 2026, and certified pursuant to the Secretary’s Certificate as being in effect on the date of the resolutions referred to below and as of the date hereof;

(h)             a copy of the Company’s Fourth Amended and Restated By-laws, certified pursuant to the Secretary’s Certificate as being in effect on the date of the resolutions referred to below and as of the date hereof; and

(i)              a copy of certain resolutions of the Board of Directors of the Company, adopted on May 13, 2026, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Secretary's Certificate and the factual representations and warranties contained in the Dealer Manager Agreement.

Skyworks Solutions, Inc.

May 20, 2026

We do not express any opinion with respect to the laws of any jurisdiction other than (i) the laws of the State of New York and (ii) the General Corporation Law of the State of Delaware (the “DGCL”) (all of the foregoing being referred to as “Opined-on Law”).

As used herein, “Transaction Documents” means the Dealer Manager Agreement, the Indenture and the Note Certificates.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Note Certificates have been duly authorized by all requisite corporate action on the part of the Company and, when the Note Certificates have been duly executed by the Company under the DGCL and duly authenticated by the Trustee and issued and delivered by the Company upon consummation of the Offers against receipt of the Qorvo Notes to be surrendered in exchange therefor in accordance with the terms of the Offers, the Note Certificates will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York.

The opinions stated herein are subject to the following assumptions and qualifications:

(a)             we do not express any opinion with respect to the effect on the opinions stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws or governmental orders affecting creditors’ rights generally, and the opinions stated herein are limited by such laws and governmental orders and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b)             we do not express any opinion with respect to any law, rule, regulation or order that is applicable to any party to any of the Transaction Documents or the transactions contemplated thereby solely because such law, rule, regulation or order is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(c)             except to the extent expressly stated in the opinions contained herein, we have assumed that each of the Transaction Documents constitutes the valid and binding obligation of each party to such Transaction Document, enforceable against such party in accordance with its terms;

(d)             we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Document relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules, regulations or orders, or to the extent any such provision purports to waive or alter, or has the effect of waiving or altering, any statute of limitations;

Skyworks Solutions, Inc.

May 20, 2026

(e)             we do not express any opinion whether the execution or delivery of any Transaction Document by the Company, or the performance by the Company of its obligations under any Transaction Document will constitute a violation of, or a default under, any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company or any of its subsidiaries;

(f)              the opinions stated herein are limited to the agreements and documents specifically identified in the opinions contained herein (the “Specified Documents”) without regard to any agreement or other document referenced in any Specified Document (including agreements or other documents incorporated by reference or attached or annexed thereto) and without regard to any other agreement or document relating to any Specified Document that is not a Transaction Document;

(g)             this opinion letter shall be interpreted in accordance with customary practice of United States lawyers who regularly give opinions in transactions of this type;

(h)             we have assumed that the Base Indenture and the Supplemental Indentures will be executed and delivered by the parties thereto in substantially the form reviewed by us;

(i)              subsequent to the effectiveness of the Indenture and immediately prior to the effectiveness of Supplemental Indentures, the Indenture has not been amended, restated, supplemented or otherwise modified in any way that affects or relates to the Note Certificates other than by the applicable Transaction Documents relating to such series of Securities;

(j)              we do not express any opinion with respect to the enforceability of any Transaction Document to the extent that any Transaction Document purports to bind the Company to the exclusive jurisdiction of any particular federal court or courts;

(k)             we call to your attention that irrespective of the agreement of the parties to any Transaction Document, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, we call to your attention that we do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to any Transaction Document; and

(l)              to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Document, the opinions stated herein are subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law Sections 5-1401 and 5-1402 and (ii) principles of comity and constitutionality.

In addition, in rendering the foregoing opinions we have also assumed that, at all applicable times:

(a)             neither the execution and delivery by the Company of the Transaction Documents nor the performance by the Company of its obligations thereunder, including the issuance and sale of each series of the Securities: (i) constituted or will constitute a violation of, or a default under, any lease, indenture, agreement or other instrument to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (i) with respect to those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement or the Company’s Annual Report on Form 10-K for the year ended October 3, 2025), (ii) contravened or will contravene any order or decree of any governmental authority to which the Company or its properties is subject, or (iii) violated or will violate any law, rule or regulation to which the Company or its properties is subject (except that we do not make the assumption set forth in this clause (iii) with respect to the Opined-on Law); and

Skyworks Solutions, Inc.

May 20, 2026

(b)             neither the execution and delivery by the Company of the Transaction Documents nor the performance by the Company of its obligations thereunder, including the issuance and sale of each series of Securities, required or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

We hereby consent to the reference to our firm under the heading "Legal Matters" in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations under the Securities Act. This opinion letter is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP